Exhibit 107
Calculation of Filing Fee Table
Form
S-8
(Form Type)
ScanSource, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, no par value per share	Other	2,743,147	$51.42	$141,052,619	0.00015310	$21,595.16

	Total Offering Amounts				$141,052,619		$21,595.16

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due						$21,595.16

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any addition shares of common stock, no par value per share of ScanSource, Inc. (the “Common Stock”) that may become issuable under the ScanSource, Inc. 2024 Omnibus Incentive Compensation Plan (the “2024 Plan”) as a result of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of Common Stock, as reported on The Nasdaq Global Select Market on December 10, 2024, which is the date within five business days prior to the filing of this Registration Statement.